Exhibit 99.2

CareDx Announces Agreement to Acquire Naveris, A Leader in Viral-Mediated Cancer MRD Surveillance Testing

Transaction extends CareDx’s Precision Medicine Testing Services strategy into specialty oncology with a Medicare-reimbursed commercial-stage MRD test and platform addressing a $4.5 Billion TAM

Estimated 2025 Revenue of $34 Million is expected to grow 30-40% annually for the next three years and neutral to CareDx’s FY2026 Adjusted EBITDA guidance

BRISBANE, Calif. — (BUSINESS WIRE) — CareDx, Inc. (Nasdaq: CDNA) — The Transplant Company™, a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, today announced it has entered into a definitive agreement to acquire Naveris, a commercial stage precision oncology diagnostics company with a highly differentiated and Medicare-reimbursed, blood-based monitoring solution for viral-mediated cancers. The transaction is an extension of CareDx’s strategy to focus on its U.S. Precision Medicine Testing Services and Patient and Digital Solutions. The definitive agreement provides for an up-front cash consideration of $160 million with up to an additional $100 million based on the achievement of revenue milestones.

Naveris’ highly differentiated liquid biopsy platform is based on Tumor Tissue Modified Viral (TTMV®) DNA. The platform measures fragments of viral DNA released from tumor tissue into the bloodstream, serving as a highly accurate biomarker in human papillomavirus HPV-driven cancers. This tumor-naïve testing is designed to support the management of patients from diagnosis through post-treatment molecular residual disease (MRD) surveillance.

Naveris reported unaudited revenue of $34 million in 2025, which we forecast to grow 30-40% annually for the next three years. For the first quarter of 2026, Naveris reported unaudited revenue of approximately $12 million, gross margins of 65% and net operating loss of $0.2 million. CareDx estimates the transaction will not impact its 2026 AEBITDA guidance and plans to provide further guidance following the close of the transaction.

“Today’s announcement accelerates our growth strategy in Precision Medicine Testing Services and Patient & Digital Solutions. We are focused on being a leader in concentrated specialty markets where a high burden of disease drives repeat testing. Naveris fits that profile with a differentiated technology that is early in its adoption,” said John Hanna, President & CEO of CareDx. “Naveris is poised for strong growth, leveraging our core capabilities—building belief in molecular testing, simplifying clinical workflow, and generating evidence for coverage and reimbursement.”

Naveris employs approximately 100 individuals and has performed more than 130,000 commercial NavDx® tests to-date. The test received Medicare coverage in 2023 and is a leading solution in Head & Neck and Anal cancer MRD surveillance.

“Naveris has developed and commercialized a liquid biopsy monitoring platform proven to detect cancer earlier and with greater accuracy than conventional approaches,” said James McNally, Chief Executive Officer of Naveris. “We are thrilled to be combining forces with CareDx to fulfill our mission of improving patient outcomes by delivering disruptive technology that transforms cancer care and expanding patient access to precision medicine.”

The parties anticipate the transaction to close in the third quarter of 2026, subject to customary closing conditions.

Goldman Sachs is acting as the exclusive financial advisor to CareDx in connection with the transaction. Fenwick and West is acting as legal advisor to CareDx. J.P. Morgan Securities LLC is acting as the exclusive financial advisor to Naveris in connection with the transaction. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Naveris.

About CareDx

CareDx is a precision medicine company dedicated to improving outcomes for transplant patients and advancing organ health. The Company’s integrated solutions include non-invasive molecular testing for heart, kidney, and lung transplants; laboratory products; digital health technologies; and patient solutions that support care before and after transplant. CareDx is the leading provider of genomics-based information for transplant patients. For more information, please visit www.caredx.com.

About Naveris

A portfolio company of B-FLEXION Life Sciences, Naveris is a privately held, commercial-stage precision oncology diagnostics company focused on improving outcomes for patients with viral-driven cancers. Founded in 2017, the Company develops and commercializes novel molecular diagnostics designed to enable earlier cancer detection and more personalized disease management. Naveris’ proprietary NavDx® test is a clinically validated circulating tumor DNA blood test that detects tumor tissue–modified viral (TTMV®) HPV DNA to support post-treatment surveillance and molecular residual disease (MRD) assessment in HPV-driven cancers. The Company operates high-complexity clinical laboratories in Massachusetts and North Carolina that are accredited by the College of American Pathologists and the New York State Department of Health Wadsworth Center and certified under CLIA. For more information, please visit www.naveris.com and www.NavDx.com.

Forward Looking Statements

This press release includes forward-looking statements related to CareDx including statements regarding the expected completion and timing of the acquisition, the anticipated impact of the transaction on CareDx’s business, financial profile, and operating results, the benefits of the Naveris product, reimbursement coverage for the Naveris product, the achievement of CareDx’s financial and operational goals and its expectations and prospects for 2026, the ability of CareDx to advance Naveris’ platform technologies on a timely basis, if at all, the ability to satisfy all closing conditions and complete the transaction, difficulties or unanticipated expenses in connection with integrating the companies, and other statements that are not historical facts. These forward-looking statements are based on information currently available to CareDx and its current expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, the failure to obtain required regulatory approvals or satisfy closing conditions, delays in completing the transaction, general economic and market factors, and other risks discussed in CareDx’s filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed by CareDx with the SEC on February 25, 2026, and other reports that CareDx has filed with the SEC. Any of these risks may cause CareDx’s actual results, performance, or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.